Exhibit 10.28
BLACK KNIGHT, INC.
AMENDED AND RESTATED
2015 OMNIBUS INCENTIVE PLAN

Notice of Restricted Stock Grant

You (the “Grantee”) have been granted the following award of restricted Shares of Class A common stock (the “Restricted Stock”), par value $0.0001 per share (the “Shares”), by Black Knight, Inc. (the “Company”), pursuant to the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”) and the terms set forth in the attached Restricted Stock Award Agreement:

Name of Grantee:
Number of Shares of Restricted Stock Granted:
Effective Date of Grant:	February 9, 2018
Vesting and Period of Restriction:
Subject to the terms of the Plan and the Restricted Stock Award Agreement attached hereto, the Period of Restriction shall lapse, and the Shares shall vest and become free of the forfeiture provisions contained in the Restricted Stock Award Agreement, with respect to one-third of the shares on each anniversary of the Effective Date of Grant and satisfaction of the Performance Restriction as set forth on Exhibit A of the Restricted Stock Award Agreement, attached hereto.

By your electronic acceptance/signature below, you agree and acknowledge that the Restricted Stock is granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Award Agreement. If you have not accepted or declined this Restricted Stock Grant, including the terms of this Notice and Restricted Stock Award Agreement, prior to the first anniversary of the Effective Date of Grant, you are hereby advised and acknowledge that you shall be deemed to have accepted the terms of this Notice and Restricted Stock Award Agreement on such first anniversary of the Effective Date of Grant.

BLACK KNIGHT, INC.
AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

Restricted Stock Award Agreement
(Subject to Time-Based Restriction and Performance Restriction)

Section 1.	GRANT OF RESTRICTED STOCK
(a)     Restricted Stock. On the terms and conditions set forth in the Notice of Restricted Stock Grant (the “Notice”) and this Restricted Stock Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Shares of Restricted Stock (the “Restricted Stock”) set forth in the Notice.
(b)     Plan and Defined Terms. The Restricted Stock is granted pursuant to the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”). All terms, provisions, and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2.	FORFEITURE AND TRANSFER RESTRICTIONS
(a)     Forfeiture. Except as otherwise provided in Grantee’s employment, director services or similar agreement in effect at the time of the employment termination:
(i)    If the Grantee’s employment or service as a Director or Consultant is terminated for any reason other than death, or Disability (as defined below), the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock to the extent such Shares are subject to a Period of Restriction at the time of such termination.
(ii)    If the Grantee’s employment or service as a Director or Consultant is terminated due to the Grantee’s death or Disability, a portion of the Shares which on the date of termination of employment remain subject to a Time-Based Restriction and/or the Performance Restriction (as defined in Exhibit A) shall vest and become free of the forfeiture and transfer restrictions contained in the Agreement (except as otherwise provided in Section 2(b) of this Agreement). The portion which shall vest shall be determined by the following formula (rounded to the nearest whole Share):
(A x B) – C, where
A = the total number of Shares granted under this Agreement,
B = the number of completed months to the date of termination of employment since the Effective Date of Grant divided by 36, and
C = the number of Shares granted under this Agreement which vested on or prior to the date of termination of employment.
All Shares that are subject to a Period of Restriction on the date of termination of employment or service as a Director or Consultant and which will not be vested pursuant to Section 2(a)(ii) above, shall be forfeited to the Company, for no consideration.
(iii)    The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment, director services or similar agreement with the Company. If the Grantee’s employment, director services or similar agreement does not define the term “Disability,” or if the Grantee has not entered into an employment, director services or similar agreement with the Company or any Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

(iv)    If the Performance Restriction is not satisfied during the Measurement Period, all of the Shares that do not satisfy the performance criteria for the applicable Performance Period, shall be forfeited to the Company, for no consideration.
(b)     Transfer Restrictions. During the Period of Restriction, the Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent such Shares are subject to a Period of Restriction.
(c)     Holding Period. If and when (i) the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act), and (ii) Grantee does not hold Shares with a value sufficient to satisfy the applicable stock ownership guidelines of the Company in place at that time, then Grantee must retain 50% of the Shares acquired by Grantee as a result of the lapse of a Period of Restriction (excluding from the calculation any Shares withheld for purposes of satisfying Grantee’s tax obligations in connection with such lapse of a Period of Restriction) until such time as the value of the Shares remaining in Grantee’s possession following any sale, assignment, pledge, exchange, gift or other transfer of the Shares shall be sufficient to meet any applicable stock ownership guidelines of the Company in place at that time. For the avoidance of doubt, at any time when Grantee holds, in the aggregate, Shares with a value sufficient to satisfy the applicable stock ownership guidelines of the Company in place at that time, Grantee may enter into a transaction with respect to any Shares acquired by Grantee as a result of the lapse of a Period of Restriction without regard to the holding period requirement contained in this Section 2(b) so long as Grantee shall continue to satisfy such stock ownership guidelines following such transaction.
(d)     Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock in accordance with the Notice and the terms of this Agreement. Subject to the terms of the Plan and Section 6(a) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions, other than the holding period described in Section 2(c) above. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any Period of Restriction or other restriction imposed on the Restricted Stock that has not previously lapsed, including the holding period described in Section 2(c) above, shall lapse.

Section 3.	STOCK CERTIFICATES
As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed. If the Shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. The Grantee may be required to execute and return to the Company a blank stock power for each Restricted Stock certificate (or instruction letter, with respect to Shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.

Section 4.	SHAREHOLDER RIGHTS
Except for the transfer and dividend restrictions, and subject to such other restrictions, if any, as determined by the Committee, the Grantee shall have all other rights of a holder of Shares, including the right to vote (or to execute proxies for voting) such Shares. Unless otherwise determined by the Committee, if all or part of a dividend in respect of the Restricted Stock is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid.

Section 5.	DIVIDENDS
(a)     Any dividends paid with respect to Shares which remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.

(b)     Such held dividends shall be subject to the same Period of Restriction as the Shares to which they relate.
(c)     Any dividends held pursuant to this Section 5 which are attributable to Shares which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date.
(d)     Dividends attributable to Shares forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.

Section 6.	MISCELLANEOUS PROVISIONS
(a)     Tax Withholding. Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award. The Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
(b)     Confidential Information. Grantee will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their respective operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates. Grantee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be. Grantee will keep confidential and, outside the scope of Grantee’s duties and responsibilities with the Company and its affiliates, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will Grantee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, during such time as Grantee is employed by or provides services as a Director or Consultant to the Company (the “Term of Service”) and at all times thereafter Grantee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Grantee utilize any such information, either alone or with others, outside the scope of Grantee’s duties and responsibilities with the Company and its affiliates.
(c)     Non-Competition.
(i)    During Term of Service. During the Term of Service, Grantee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its affiliates, and will not engage in any way whatsoever, directly or indirectly, in any business that is a competitor with the Company’s or its affiliates’ principal business, that is a reasonably anticipated extension of their principal business, or that is engaged in the research or development of a product that will compete with the Company’s or its affiliates’ principal business, nor solicit customers, suppliers or employees of the Company or its affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with the Company’s or its affiliates’ principal business. In addition, during the Term of Service, Grantee will undertake no planning for or organization of any business activity competitive with the work performed as an employee, Director or Consultant of the Company, and Grantee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

(ii)    After Term of Service. The parties acknowledge that Grantee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of employment or services as a Director or Consultant. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged is national and very competitive and one in which few companies can successfully compete. Competition by Grantee in that business after the Term of Service would severely injure the Company and its affiliates. Accordingly, for a period of one (1) year after Grantee’s employment or service as a Director or Consultant of the Company terminates for any reason whatsoever with the Company, Grantee agrees: (1) not to engage in any way whatsoever, directly or indirectly, including, as an employee, consultant, advisor, principal, partner or substantial shareholder with any firm or business that competes with the Company or its affiliates in their principal products and markets, that is a reasonably anticipated extension of the Company or its affiliates in their principal products and markets, or that is engaged in the research or development of a product that will compete with the Company or its affiliates in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of the Company or its affiliates.
(d)     Improvements and Inventions. Any and all improvements or inventions that Grantee may make or participate in during the Term of Service, unless wholly unrelated to the business of the Company and its affiliates and not produced within the scope of Grantee’s employment or service as a Director or Consultant, shall be the sole and exclusive property of the Company. Grantee shall, whenever requested by the Company, execute and deliver any and all documents that the Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.
(e)     Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice by the Company, the Board or the Committee.
(f)     Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(g)     Choice of Law. This Agreement and the Notice shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice to be governed by or construed in accordance with the substantive law of another jurisdiction.
(h)     Arbitration. Subject to, and in accordance with the provisions of Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice, provided that all substantive questions of law shall be determined in accordance with the state and federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.
(i)     Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.
(j)     Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(k)     References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.
(l)     Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly.

EXHIBIT A
Vesting and Restrictions

This grant is subject to both a Performance Restriction and a Time-Based Restriction, as described below (collectively, the “Period of Restriction”).

Performance Restriction

In order for the Restricted Stock to vest, the Compensation Committee of the Board of Directors of the Company (the “Committee”) must determine that the Company has achieved Adjusted EBITDA of $506 million (the “Performance Restriction”) for the period of January 1, 2018 to December 31, 2018 (the “Measurement Period”). Adjusted EBITDA shall be defined as net earnings from continuing operations, with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to, (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) the deferred revenue purchase accounting adjustment recorded in accordance with GAAP; (v) equity-based compensation including related payroll taxes; (vi) charges associated with significant legal and regulatory matters; (vii) exit costs, impairments, and other charges; (viii) costs associated with debt and equity offerings, including the FNF spin-off; (ix) acquisition related costs; (x) spin-off related transition costs; and (xi) other expenses, net. The Committee will evaluate whether the Performance Restriction has been achieved following the completion of the Measurement Period.

Time-Based Restrictions

Anniversary Date	% of Restricted Stock
First (1st) anniversary of the Effective Date of Grant	33.33%
Second (2nd) anniversary of the Effective Date of Grant	33.33%
Third (3rd) anniversary of the Effective Date of Grant	33.34%

Vesting

If the Performance Restriction has been achieved as of an Anniversary Date, the percentage of the Restricted Stock indicated next to such Anniversary Date shall vest on such indicated Anniversary Date (such three year vesting schedule referred to as the “Time-Based Restrictions”). If the Performance Restriction has not been achieved as of an Anniversary Date, but is achieved on or before the end of the Measurement Period, then the percentage of the Restricted Stock indicated next to such Anniversary Date shall vest at such time as the Committee determines that the Company has achieved the Performance Restriction. If the Performance Restriction is not achieved during the Measurement Period, none of the Restricted Stock granted hereunder shall vest and, for no consideration, will be automatically forfeited to the Company.